Contacts:
Investor Relations:
Ken Gruber - EVP/CFO
Corey Cutler/Peter Molineaux
Cornerstone Internet Solutions
Morgen-Walke Associates, Inc.
973-503-5617
212-850-5600
kgruber@crstone.com

Media:

Eileen King/Heather Fox

Morgen-Walke Associates, Inc.

212-850-5600
CORNERSTONE'S B2BGALAXY.COM RAISES ADDITIONAL FUNDS New York, NY - March 1, 2000
- Cornerstone Internet Solutions (Nasdaq: CNRS), a provider of comprehensive business-to-business services and solutions, today announced that its B2Bgalaxy.com subsidiary has raised more than $14,000,000 of privately-placed equity financing. B2Bgalaxy.com anticipates raising a total of $15,000,000 in the private offering, which represents a $5 million increase from the $10 million in gross proceeds that the company had expected to raise. Participants in this oversubscribed round of financing included B2Bgalaxy.com shareholders, new investors, directors and members of management. The company plans to use the net proceeds of the offering primarily for the national rollout of B2Bgalaxy.com's first e-commerce marketplace, FOODgalaxy.com, and the further development of its suite of PowerProducts to address all areas of the business-to-business procurement process. FOODgalaxy.com's e-commerce marketplace is focused on the food service industry. It links food service establishments and their suppliers through on-line exchanges for the procurement of mission-critical foods and supplies.

The securities offered will not be registered under the securities act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release, particularly those describing Cornerstone's, FOODgalaxy.com's and B2Bgalaxy.com's future business prospects, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in implementing desired features, delays in completing the B2Bgalaxy and various industry specific web sites, including FOODgalaxy.com, technical challenges, cost overruns, changes in

269136.1
                                                        -1-
design, competition, and so on, any of which could have an adverse effect on the Company and B2Bgalaxy.com and its communities, including FOODgalaxy.com. Factors such as these could have an adverse effect on the Company's results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                      # # #




                                                        -2-